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                              TYSON FOODS, INC.
                   SENIOR EXECUTIVE PERFORMANCE BONUS PLAN

       1.   ESTABLISHMENT AND PURPOSE.

       Tyson Foods, Inc. (the "Company") hereby establishes the Tyson Foods, Inc. Senior Executive Performance Bonus Plan (the "Plan"). The purpose of the Plan is to advance the interests of Tyson Foods Inc. and its stockholders by conditioning the payment of cash bonuses to certain of the Company's Senior Executive Officer's upon the attainment of specific performance goals as established herein by the Committee.

       2.   ADMINISTRATION.

        (a) The Plan shall be administered solely by a special subcommittee (the "Committee") of the Compensation Committee of the Board of Directors of the Company, which shall at all times consist of at least two or more "outside directors" as such term is defined by Section 162(m)
("Section 162(m)") of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

        (b) The Committee shall have the authority, subject to the limitations set forth in the Plan or otherwise imposed by the Section 162(m), to interpret the Plan and to adopt, amend and rescind such rules and regulations as, in its opinion, are necessary for the administration of the Plan and to make such other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee relating to the Plan shall be final and conclusive on the Company and all Participants under the Plan.

         (c) The Committee may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.
       3.   PARTICIPANTS AND ALLOCATION AMOUNTS.

        (a) The persons eligible to participate in the Plan shall be Don Tyson, Chairman of the Company and Leland Tollett, President and Chief Executive Officer of the Company (the "Participants"). Each Participant shall be entitled to receive an annual cash bonus equal to his pro rata percentage of a Bonus Pool (as defined in Section 4 below). For the fiscal year ended September 30, 1995, the pro rata percentage of the Bonus Pool to which each Participant is entitled shall be as follows: Don Tyson - 70%; Leland Tollett - 30%. For subsequent fiscal years, the Committee shall designate, within 90 days following the commencement of such fiscal year, the pro rata percentage of the Bonus Pool to which each Participant is entitled. If no such designation is made by the Committee within the prescribed time period, then the pro rata percentage of the Bonus Pool to which each Participant is entitled shall be the same as the prior fiscal year.

      (b) Notwithstanding the provisions of Section 3(a) or 4 hereof, the Committee shall retain the right, in its sole discretion, to reduce or eliminate, prior to the Payment Date (as defined herein) thereof, the amount
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of any compensation that would otherwise be due hereunder to a Participant in any fiscal year, but under no circumstances may the Committee increase the amount of compensation payable hereunder. Additionally, the Committee may in the future, in its discretion, designate additional senior executives to participate in the Plan.

     4.   DETERMINATION OF BONUS POOL.

     Bonuses shall be awarded to Participant's under the Plan for each fiscal year of the Company, commencing with the fiscal year ended September 30, 1995 in an aggregate amount equal to 1% of the Company's Pre-Tax Income for the fiscal year, plus an amount equal to .5% of the increase in Pre-Tax income over the prior fiscal year (the "Bonus Pool").

     For purposes of the above computation "Pre-Tax Income" means, for a fiscal year, the Company's income before federal and state income taxes, excluding special or nonrecurring charges or items.

     5.   PAYMENT OF BONUSES.

     Each bonus awarded to a Participant hereunder shall be payable to such Participant no later than the end of the first quarter of the succeeding fiscal year (the "Payment Date"); provided however, that no payment shall be made hereunder until the Committee certifies, in the form of approved minutes by the Committee, that the Company achieved the amount of Pre-Tax Income used to calculate the Bonus Pool, and that the calculation of the Bonus Pool and determination of the amount of bonus to be paid to each Participant was correct.

     6.   EFFECTIVE DATE, TERM AND AMENDMENT OF PLAN.

      (a) Subject to paragraph 6(b) below, the Plan shall be effective with respect to the Company's fiscal year ended September 30, 1995, and shall continue in effect for each fiscal year thereafter until terminated by the Committee. The Committee shall have the power to amend, modify or terminate the Plan, in its sole discretion; provided however, that the Committee may not, without approval of the shareholders of the Company, amend or modify any of the "material terms" (as defined by Section 162(m)) of the Plan.

      (b) The "material terms" (as defined by Section 162(m)) of the Plan shall be disclosed to and submitted for approval by the shareholders of the Company at the Annual Meeting of the Company to be held on or about January 13, 1995. No bonus payments shall be made under the Plan, unless and until such shareholder approval is obtained.

     7.   GOVERNING LAW.

     The Plan and such rights as may be granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Arkansas from time to time obtaining.







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